EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of J.Jill, Inc. of our reports dated April 12, 2018 and October 21, 2016, except for the effects of the corporate conversion as discussed in Note 1, Note 13, and Note 15, and the parent merger discussed in Note 1 as to which the date is February 25, 2017, relating to the financial statements, which appear in J.Jill, Inc.’s Annual Report on Form 10-K for the year ended February 3, 2018.

/s/ PricewaterhouseCoopers LLP
Boston, MA
June 14, 2018